UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2023

MARIZYME, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53223	82-5464863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Heritage Drive, Suite 205, Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

(561) 935-9955
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Item 1.01 Entry into a Material Definitive Agreement.

As most recently reported in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 (the “Form 10-Q”) of Marizyme, Inc. (the “Company”), and as previously reported in the Company’s prior filings with the Securities and Exchange Commission (“SEC”), during the years ended December 31, 2022 and 2021, the Company issued 10% Secured Convertible Promissory Notes (“Convertible Notes”), together with Class C Common Stock Purchase Warrants (“Class C Warrants”), in a private placement of units consisting of Convertible Notes and Class C Warrants (the “Units Private Placement”), for gross cash proceeds of approximately $14.2 million, as well as for receiving certain services and cancellations of other debt. In addition, as first reported in its Current Report on Form 8-K filed on July 31, 2023, in July 2023, the Company issued Convertible Notes and Class C Warrants to each of Univest Securities, LLC (“Univest”), the Company’s placement agent for the Convertible Notes and Class C Warrants, and Bradley Richmond (“Mr. Richmond”), as a registered representative of Univest entitled to a portion of Univest’s compensation due to his employment terms, to replace Convertible Notes and Class C Warrants issued to each of Univest and Mr. Richmond in January 2022 that were cancelled pursuant to an agreement of Univest, Mr. Richmond and the Company, as further described in that report. Each of the Convertible Notes provided that any default on indebtedness of more than $100,000, other than indebtedness under the respective Convertible Notes, will also result in default under the Convertible Notes. The Convertible Notes further provided that such default is not subject to any cure period. As first reported by the Company in its Current Report on Form 8-K/A filed with the SEC on July 31, 2023, the non-repayment of the initial principal amount of $1,000,000 under a promissory note by its maturity date, May 7, 2023, triggered the Company’s default under the Convertible Notes on the same date. The Convertible Notes provided that due to this default, the Company became obligated to pay 135% of the outstanding principal amount under each of the Convertible Notes on the date on which the default occurred (the “Original Mandatory Default Amount”). The Original Mandatory Default Amount may be declared due by each holder immediately. Under the unit purchase agreement entered into on May 27, 2021 with certain holders of several of Convertible Notes, each of the Company’s subsidiaries entered into a guaranty to guarantee the repayment of the Company’s obligations under the Convertible Notes, and the Company and its subsidiaries entered into security agreements granting security interests in all of their respective assets for up to the dollar value owed under the respective Convertible Notes. The respective Convertible Notes were issued for aggregate principal of approximately $1.2 million. Under each unit purchase agreement entered into with respect to subsequent issuances of Convertible Notes, the Company and its subsidiaries were obligated to enter into similar security agreements and guaranties, but generally did not do so. The holders of the Convertible Notes have not exercised any remedies applicable to the Convertible Notes or given notice of any intention to do so as of the date of this report. In the event that the balance owed under the Convertible Notes, including the respective Original Mandatory Default Amount, is not repaid upon demand, the holders of the Convertible Notes may seek to take possession of some or all of the Company’s and its subsidiaries’ assets, force the Company and its subsidiaries into bankruptcy proceeds, or seek other legal remedies against the Company and its subsidiaries. In such event, the Company’s business, operating results and financial condition may be materially adversely affected. The Convertible Notes did not expressly provide for conversion of the Original Mandatory Default Amount into shares of common stock.

On October 3, 2023, under a letter agreement between Univest and the Company (the “Convertible Notes Letter Agreement”), the Original Mandatory Default Amount was amended to equal 135% of the outstanding principal plus accrued interest as of the date on which the first event of default occurred under the Convertible Notes (the “Amended Mandatory Default Amount”), and to permit the conversion of the Amended Mandatory Default Amount into shares of common stock at the applicable conversion price. As a result, at the current conversion price of $0.10 per share, the outstanding Convertible Notes became convertible into an aggregate of 221,939,336 shares of common stock. The Convertible Notes Letter Agreement also amended the Convertible Notes to provide that a full conversion of the Amended Mandatory Default Amount would also fully extinguish any outstanding principal and accrued and unpaid interest; that non-voluntary conversion of the Amended Mandatory Default Amount (which would also extinguish any outstanding principal and accrued and unpaid interest as noted above) under all of the Convertible Notes will occur only if at any time following the 60-day anniversary of the final closing date or termination of the Units Private Placement, and provided there is an effective registration statement permitting the issuance or resale of the shares of common stock into which the Convertible Notes may be converted, (A) the common stock is listed on a senior national securities exchange, (B) the daily volume-weighted average price for the prior twenty (20) consecutive trading days is $6.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such 20-day period; and that, for all Convertible Notes, upon the occurrence of a Qualified Financing, the conversion price of the Convertible Notes will be adjusted to the price per share equal to 75% of the price per equity security in such financing. The Amended Mandatory Default Amount remains due upon demand.

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In connection with the Convertible Notes Letter Agreement, Placement Agent Warrants were issued to Univest and Mr. Richmond on October 3, 2023 to purchase 15,244,839 and 22,867,250 shares of common stock, respectively, which together with previous Placement Agent Warrants issued to purchase 4,048,762 and 6,073,182 shares of common stock issued to Univest and Mr. Richmond, respectively, totaled 8% in aggregate of the shares issuable upon conversion of the Convertible Notes, including upon conversion of the Amended Mandatory Default Amount, and upon exercise of the Class C Warrants, in accordance with the Placement Agency Agreement entered into between the Company and Univest in May 2021 and subsequently modified on December 21, 2021. The Placement Agent Warrants are exercisable, in whole or in part, until October 3, 2028 by payment of cash or on a cashless net exercise basis, and contain certain antidilution provisions and exercise price adjustment provisions that are substantially identical to equivalent provisions of the Class C Warrants, which have been described in the Company’s previous reports; are currently exercisable for $0.10 per share; and the holders of such warrants have the rights set forth in the Unit Purchase Agreement dated as of August 12, 2022 with respect to the Convertible Notes and Class C Warrants that were issued in August 2022.

For a description of the other general terms of the Convertible Notes, see “Part I. Financial Information – Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Funding Requirements and Other Liquidity Matters – Convertible Notes” of the Form 10-Q.

The foregoing description of the terms of each of the Placement Agent Warrants and the Convertible Notes Letter Agreement is qualified in its entirety by reference to the full text of such documents which are filed as Exhibit 4.1, Exhibit 4.2, and Exhibit 10.1, respectively, to this Current Report on Form 8-K, and which are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The offer of securities pursuant to the amendment to the Convertible Notes to provide for conversion of the Amended Mandatory Default Amount and the issuance of the Placement Agent Warrants described above was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder for transactions not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
4.1	Placement Agent Warrant, dated October 3, 2023, issued to Univest Securities, LLC
4.2	Placement Agent Warrant, dated October 3, 2023, issued to Bradley Richmond
10.1	Letter Agreement between Marizyme, Inc. and Univest Securities, LLC, as Unitholder Representative for the Investors, dated October 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Marizyme, Inc. has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2023	MARIZYME, INC.

	By:	/s/ David Barthel
David Barthel
Chief Executive Officer

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